Exhibit 99.1

BOB EVANS REPORTS FISCAL 2014 SECOND-QUARTER RESULTS

Company announces 2Q 2014 earnings per diluted share of $0.23; non-GAAP diluted EPS was $0.35 for the quarter; net sales from continuing operations increased 1 percent

Higher than expected year-over-year increase in sow prices, and other short-term cost impacts reduced diluted GAAP and non-GAAP EPS by approximately $0.27 per diluted share. Growth and transformation-related expenses impacted diluted EPS by an additional $0.05 per share

Company updates fiscal year 2014 non-GAAP EPS guidance to incorporate accretion from expected impact of share repurchases of approximately $0.09 to $0.11 per diluted share; guidance range set at $2.60 to $2.65

Bob Evans Restaurants completed 66 Farm Fresh Refresh remodels during 2Q 2014, 126 completed year-to-date; remodel program to be completed by the end of fiscal year 2014

BEF Foods’ 2Q 2014 net sales increase 10.6%, driven primarily by sales mix; volume up 0.2%

Company announces $50 million expansion of fiscal 2014 share repurchase program; program now totals $225 million for fiscal 2014

Company reaffirms long-term annual non-GAAP earnings growth guidance of 8 to 12 percent and 5-year non-GAAP net operating margin improvement guidance of 300 to 350 basis points

NEW ALBANY, Ohio – December 3, 2013 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2014 second quarter ended Friday, October 25, 2013.

Second-quarter fiscal 2014 commentary

Chairman and Chief Executive Officer Steve Davis said, “The confidence we have in our ability to successfully execute our growth strategies, and reap the benefits of our recent transformational growth investments in Bob Evans Restaurants and BEF Foods, is reflected in our announcement of an incremental $50 million for share repurchases. This increase brings our expected share repurchase activity to $225 million for fiscal 2014, and our forecasted year-end fiscal 2014 leverage ratio to approximately three times adjusted debt to EBITDAR, our previously announced target. We believe a three times leverage ratio is a prudent level of leverage that will allow us to invest in our businesses, return meaningful capital to shareholders, and maintain flexibility for acquisitions.

“Furthermore, our updated fiscal 2014 non-GAAP earnings per share guidance range of $2.60 to $2.65 including the accretive effect of the share repurchase, reflects our confidence the Company’s transformational investments will transition from generating net costs during the first half of the fiscal year, to generating net benefits during the second half of fiscal 2014. The new workforce management initiative and accelerated Farm Fresh Refresh remodeling program at Bob Evans Restaurants, and the Lima, Ohio, and Sulphur Springs, Texas, plant expansion projects at BEF Foods, are fundamental to achieving our five-year 300 to 350 basis point operating margin improvement goal in each of our businesses by fiscal year 2018.”

Davis continued, “At Bob Evans Restaurants, we completed 66 Farm Fresh Refresh restaurant remodels and opened our second Bob Evans Express location at our corporate headquarters. Additionally, we restructured and strengthened the Bob Evans Restaurants marketing team to more effectively leverage the sales growth opportunities enabled by the Farm Fresh Refresh program and our new restaurant prototype design. Finally, we opened a restaurant in Finneytown, Ohio, that embodies the important elements of the Farm Fresh Refresh remodeling program, while also incorporating new, more modern, design elements that will ultimately reduce building construction costs by an estimated 10 to 15 percent.

“At BEF Foods, we completed major plant expansion projects at our Lima, Ohio, refrigerated side dish manufacturing facility, as well as at our ready-to-eat production facility located in Sulphur Springs, Texas. We also announced the closure of our Richardson, Texas, fresh sausage production plant, reducing our fresh sausage plant network to two facilities with sufficient capacity to meet our anticipated volume needs. The cumulative effect of the BEF Foods’ plant closures, capacity additions, and other efficiency initiatives we have announced during the last two years is expected to add approximately 250 basis points to the segment’s operating margin during fiscal 2015. Unfortunately, we were also negatively affected by a $0.9 million profit impact due to lost sales, and increased costs associated with a supplier dispute related to BEF Foods’ side dish business. Despite the impacts of record high sow costs which negatively impacted the quarter by approximately $9 million on a year-over-year basis, growth and transformational investment-related expenses, and our supplier dispute, we remain committed to driving our growth strategies and achieving our long-term 8 to 12 percent average adjusted annual non-GAAP earnings growth guidance.”

Second-quarter fiscal 2014 consolidated results and GAAP to non-GAAP reconciliation

The following commentary addresses comparisons to financial results as presented in fiscal year 2013 when Mimi’s Café was a component of the Company’s ongoing operations. The Company believes this allows for enhanced understanding of the transition from fiscal year 2013 results to fiscal year 2014 results. Mimi’s Café operations have been classified as discontinued operations during fiscal year 2014, and will be reflected as such in the Company’s second quarter Form 10-Q filing, with fiscal year 2013 financial statements recast to reflect the discontinued operations.

The second-quarter fiscal 2014 results include the negative operating profit impact of $5.5 million of costs, partially offset by $0.4 million of interest income, from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants’ segment-related costs totaling $1.7 million, including:

•	$2.0 million in noncash charges for restaurant impairments, which increased the SG&A line and impairment of assets held for sale line;

•	$1.4 million in charges related to restructuring and severance, which increased the SG&A line; partially offset by

•	$0.5 million of equity compensation adjustments, which decreased the operating wages line; and

•	$1.2 million net gain on sale of assets, which decreased the SG&A line.

BEF Foods’ segment-related costs totaling $3.7 million, including:

•	$3.0 million in noncash charges for impairment of assets held for sale related to the Richardson, Texas, plant closure, which increased the impairment of assets held for sale line;

•	$0.8 million in charges for severance and retention payments for the Bidwell and Springfield, Ohio, and Richardson,Texas, plant closures and the Kettle Creations acquisition, which increased the SG&A line; partially offset by

•	$0.1 million net gain on sale of assets, which decreased the SG&A line.

Discontinued operations, including:

•	Mimi’s Café-related costs totaling $0.2 million to adjust for discontinued operations, which primarily increased the SG&A line.

GAAP net interest expense includes $0.4 million of noncash accretion on the discounted value for the $30 million note received from the purchaser of Mimi’s Café, which is being excluded for non-GAAP purposes. The note, with an original term of seven years, was discounted to $13.6 million during the sale and will accrete throughout the remaining term.

The GAAP pretax income from continuing operations for the second quarter of fiscal 2014 was $8.8 million. After adjusting for the negative net pretax impact of $5.1 million of non-GAAP reconciling items above, non-GAAP pretax earnings from continuing operations were $13.7 million.

On a GAAP basis, income taxes for the second quarter of fiscal 2014 were 28.6 percent on income from continuing operations. For non-GAAP items, the Company used an effective tax rate of 31 percent. Total non-GAAP income tax expenses were $4.0 million from continuing operations, and non-GAAP net income from continuing operations was $9.5 million.

GAAP earnings per diluted share for the second quarter of fiscal 2014 were $0.23. Excluding the net impact of the aforementioned charges, non-GAAP diluted earnings per share were $0.35.

Additionally, operating profit in the second quarter of fiscal 2014 was reduced by approximately $11.0 million, or approximately $0.27 per diluted share, due to a higher than expected year-over-year increase in sow prices, and other short-term cost impacts, including approximately:

•	$9.0 million in the cost of sales line in increased sow costs in the BEF Foods segment compared to last year’s second quarter. During the second quarter of fiscal 2014, sow costs averaged $77.33 per hundredweight compared to $43.22 per hundredweight for the comparable period last year. Sow costs are expected to average in the $65 to $70 range for the remainder of the fiscal year;

•	$1.1 million in the SG&A line related to additional professional services, primarily to strengthen the Company’s internal processes and controls over financial reporting. The Company expects the remediation of existing material weaknesses to be complete by the end of this fiscal year; and

•	$0.9 million primarily due to the $0.5 million margin impact of lost sales, $0.2 million impact on the cost of sales line and $0.2 million SG&A costs associated with a supplier dispute related to BEF Foods’ side dish business. The Company’s former primary side dish supplier, who is also a competitor, unexpectedly stopped providing the Company with product in advance of the holiday season, causing lost sales as product supply was terminated. The Company no longer expects to be impacted by the supplier-related issues after December 2013 as the Lima, Ohio, facility comes fully online. Year-to-date, the Company estimates this supplier dispute has cost approximately $1.3 million.

Furthermore, results in the second quarter of 2014 were impacted by approximately $2 million, or $0.05 per diluted share, due to start-up costs and other expenses associated with transformational growth investments. These items are comprised of the following:

•	$2.7 million from the margin impact of Farm Fresh Refresh costs, including incremental closed restaurant days, start-up costs in the SG&A line and incremental depreciation;

•	$2.5 million associated with the implementation of a new restaurant workforce management initiative. $1.7 million impacted the operating wages line, $0.4 million in the SG&A line, $0.2 million of incremental depreciation, $0.1 million of additional discounts, and $0.1 million in other operating expenses. During the first quarter of fiscal 2014, the Company indicated it was expecting $0.9 to $1.2 million of costs related to this project. The implementation costs were higher than expected primarily due to higher training costs and higher initial labor costs as restaurants transitioned to the new labor scheduling model. The project is complete and fully implemented;

•	$1.6 million in the SG&A line of carryover costs associated with the Mimi’s Café sale and transition services support. $1.1 million of this total was allocated to Bob Evans Restaurants, and $0.5 million was allocated to BEF Foods. The Company was originally allocating approximately $10 million of corporate costs annually to Mimi’s Café. Through cost reduction efforts, the Company has identified and eliminated approximately $6.0 to $7.0 million of these annual costs, with $3.0 to $4.0 million of benefit expected to be received during fiscal 2014, and the remainder to be realized during fiscal 2015;

•	$0.5 million in start-up costs associated with the plant expansions in Lima, Ohio, and Sulphur Springs, Texas. Cost of sales was impacted by $0.3 million and operating wages by $0.1 million; partially offset by

•	The benefit of not incurring $5.3 million of losses from Mimi’s Café in the second quarter of fiscal 2013 that did not repeat this year.

Second-quarter fiscal 2013 consolidated results and GAAP to non-GAAP reconciliation:

The Company reported consolidated GAAP operating income from continuing operations of $23.5 million. Operating income including Mimi’s Café was $18.2 million. The second-quarter results include the negative net pretax impact of $5.7 million from the following items:

Bob Evans Restaurants’ segment-related costs totaling $1.5 million, including:

•	$1.2 million in noncash charges for impairment of a non-operating property that increased the SG&A line;

•	$0.6 million in charges for the overhead allocation to adjust for discontinued operations, which increased the SG&A line; partially offset by

•	$0.3 million income for a net gain on the sale of assets that decreased the SG&A line; and

Bob Evans Foods’ segment-related costs totaling $4.3 million, including:

•	$3.2 million in charges for severance and retention payments from plant closures and consolidations that increased SG&A;

•	$1.0 million in charges for Kettle Creations’ acquisition-related costs that increased the SG&A line; and

•	$0.2 million in charges for the overhead allocation to adjust for discontinued operations, which increased the SG&A line.

Discontinued operations - Mimi’s Café-related benefit totaling $0.1 million, including:

•	$0.6 million in charges for severance and restructuring activities that increased the SG&A line; partially offset by

•	$0.7 million for the overhead allocation to adjust for discontinued operations, which decreased the SG&A line.

Excluding the $5.7 million negative net pretax impact of these charges, the Company’s second quarter fiscal 2013 non-GAAP operating income, including Mimi’s, would have been approximately $23.9 million. Non-GAAP operating income from continuing operations would have been $29.3 million.

Earnings per diluted share for the second quarter of fiscal 2013 were $0.40. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.53.

Due to the nature of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis as excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Second-quarter fiscal 2014 Bob Evans Restaurants segment summary

Net sales – Bob Evans Restaurants’ net sales were $240.5 million, down 2.4 percent compared to net sales of $246.3 million in the corresponding period last year, of which $1.6 million, or approximately 60 basis points, is related to the closure of six restaurants since the end of the second quarter of fiscal 2013. Same-store sales declined by 1.9 percent, which lagged the Midscale Family Segment, according to The NPD Group’s Sales Track Weekly.

During the second quarter, the Farm Fresh Refresh remodeling program resulted in 411 closed restaurant days, compared to 290 in the corresponding period last year, equating to an estimated $0.2 million, or a 10 basis point negative same-store sales impact. Operating income was negatively impacted by $2.4 million of incremental depreciation and $0.3 million due to closed restaurant days and other remodeling-related costs.

During the second quarter of fiscal 2014, Bob Evans Restaurants:

•	remodeled 66 restaurants; and

•	opened one new restaurant located in Finneytown (Cincinnati), Ohio.

	SSS Restaurants	August	September	October	2Q FY ’14
Bob Evans	554	-0.7%	-2.0%	-2.9%	-1.9%

Farm Fresh Refresh Performance Summary:

	Percent Of SSS Restaurants	2Q FY ’14
Remodeled	79%	-1.5%
Within one year		-0.2%
Over one year		-2.3%
Not Remodeled	21%	-3.6%

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.1 percent of net sales, compared to 23.8 percent of net sales in the corresponding period last year. On a rate basis, cost of sales was unfavorable by $0.8 million. The increase was due to increased discount activity and commodity costs, partially offset by mix. Bacon and other pork-related items, bakery, and poultry increased; partially offset by declines in beverages and desserts.

Operating wages – Bob Evans Restaurants’ non-GAAP operating wages were 37.9 percent of net sales, compared to 37.4 percent in last year’s corresponding period. The increase in operating wages as a percentage of net sales was primarily due to the approximately $1.7 million cost of implementing a new workforce management initiative, including labor scheduling software and increased discounting. All restaurants have been converted to the new program.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were $43.9 million in the second quarter of fiscal 2014, compared to other operating expenses of $44.6 million in the corresponding period last year. The decrease was due primarily to reductions in utilities, direct operating expenses, and advertising and promotional expenditures, partially offset by increases in preopening expenses.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $19.2 million, compared to non-GAAP SG&A expenses of $17.3 million in the corresponding period last year. The $1.8 million increase was due primarily to a $1.1 million increase in corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; $1.1 million of additional professional fees, including $0.8 million of costs related to strengthening the Company’s internal processes and controls over financial reporting; and $0.4 million of incremental travel and training expenses related to implementation of the new workforce management initiative. These increases were partially offset by approximately $1.0 million of reductions in the Company’s performance based incentive compensation and other net SG&A cost savings.

Operating Income – Bob Evans Restaurants’ non-GAAP operating income was $13.6 million, compared to non-GAAP operating income of $20.6 million in the corresponding period last year. The decrease was due to: sales deleverage; $1.8 million of incremental SG&A expenses, resulting from costs associated with providing transition services to the buyer of Mimi’s Café and increased professional fees; approximately $1.7 million of operating wages related to the introduction of the new workforce management initiative; $1.7 million of incremental depreciation expense primarily related to spending associated with the Farm Fresh Refresh remodel program; and $0.8 million of unfavorable cost of sales rate variance.

Second-quarter fiscal 2014 BEF Foods segment summary

During the quarter, an outside supplier, who is also a competitor, unexpectedly cut off refrigerated side dish sales to the Company in advance of the key holiday period costing the company approximately $0.9 million. The Company had expected this supplier to produce seasonal side dishes as they have customarily done. As a result of the supplier’s actions, the Company was forced to cut customer orders during the quarter. The $0.9 million is composed of approximately $0.5 million of profitability related to the cut sales orders, as well as $0.2 million related to price increases from the supplier prior to the sales cutoff, and $0.2 million of associated legal fees.

Net sales – BEF Foods’ net sales were $92.1 million, an increase of 10.6 percent, compared to net sales of $83.3 million in the corresponding period last year. The increase was primarily due to mix. Total pounds sold increased slightly. Net sales were unfavorably impacted by approximately $2.4 million resulting from the actions of the disruptive supplier.

Cost of sales – BEF Foods’ cost of sales was $53.0 million, or 57.6 percent of net sales, compared to $39.4 million, or 47.4 percent of net sales, in the second quarter of fiscal 2013. The increase was due primarily to the $9.0 million increase in sow costs as cost per hundredweight increased to an average of $77.33 from $43.22 during the corresponding period last year. In January 2014, the Company will increase sausage prices, which we expect to fully offset the projected sow cost increase for the second half of the fiscal year and partially offset the impact of increased sow costs during the first half of the fiscal year. Cost of sales also includes $0.3 million of start-up expenses associated with the Lima and Sulphur Springs plant expansions, and $0.2 million for above market prices charged by the supplier referenced above. The plant expansions are expected to be fully operational with the start-up costs expected to end early in the third quarter of fiscal 2014.

Operating wages – BEF Foods’ operating wages were $10.0 million, or 10.9 percent of net sales, compared to $9.4 million, or 11.3 percent of net sales, in the corresponding period last year. Operating wages also includes $0.1 million in start-up costs associated with the Lima and Sulphur Springs plant expansions.

Other operating expenses – BEF Foods’ other operating expenses were $8.1 million, or 8.8 percent of net sales, compared to $6.8 million, or 8.2 percent of net sales, in the corresponding period last year. Increased production volume was the primary driver of the increase.

SG&A – BEF Foods’ non-GAAP SG&A expenses were $16.8 million, compared to non-GAAP SG&A expenses of $15.7 million in the corresponding period last year. The increase in non-GAAP SG&A expenses is due to: $0.7 million of additional professional fees, including $0.3 million related to strengthening the Company’s internal processes and controls over financial reporting, and a dispute with a side-dish supplier; a $0.5 million increase of corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; and $0.1 million related to ERP implementation, partially offset by $0.2 million of reductions in the Company’s performance based incentive compensation programs and other net SG&A cost savings.

Operating Income – BEF Foods’ non-GAAP operating income was $0.6 million, compared to non-GAAP operating income of $8.6 million in the corresponding period last year. The primary drivers of the decline were: the $9.0 million of incremental sow costs; $0.9 million related to the supplier dispute including the profit effect of lost sales and higher co-packer prices before supply was cut off; professional fees; and the incremental SG&A expense primarily from increased legal and professional expenditures and the costs associated with providing transition services to the buyer of Mimi’s Café, partially offset by sales leverage.

Second-quarter fiscal 2014 consolidated income statement summary

Below is a summary of key variances in the Company’s non-GAAP consolidated second-quarter fiscal 2014 income statement.

Net sales – Consolidated net sales from continuing operations were $332.6 million for the quarter, up approximately 1 percent, compared to net sales of $329.6 million in the corresponding period last year, excluding Mimi’s Cafe. The increase in consolidated net sales was due to 10.6 percent sales growth at BEF Foods, partially offset by a 2.4 percent net sales decline at Bob Evans Restaurants.

Operating income – Consolidated non-GAAP operating income from continuing operations was $14.2 million in the second quarter of fiscal 2014, compared to non-GAAP operating income from continuing operations of $29.3 million in the corresponding period last year. Including Mimi’s Café, non-GAAP operating income in the second quarter of fiscal 2013 was $23.9 million. Bob Evans Restaurants’ non-GAAP operating income declined $7.1 million and BEF Foods’ non-GAAP operating income declined $8.0 million, partially offset by the absence of the Mimi’s Café, which reported a $5.3 million non-GAAP loss last year.

Net interest expense – The Company’s non-GAAP net interest expense was $0.6 million in the second quarter of fiscal 2014, compared to $1.5 million in the corresponding period last year. The decrease was the result of lower interest rates, partially offset by higher revolving line of credit borrowings. The borrowing rate on the Company’s $318.2 million of debt was 1.5% at the end of the second quarter of 2014.

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 27.2 million shares in the second quarter of fiscal 2014, compared to 28.5 million shares in the corresponding period last year. There were 26.5 million shares outstanding at the end of the quarter, compared to 28.1 million shares in the corresponding period last year. The Company repurchased 1.2 million shares for $68.6 million in the quarter.

Fiscal year 2014 outlook

The Company expects fiscal 2014 non-GAAP earnings per share of $2.60 to $2.65, which includes an estimated $0.09 to $0.11 per diluted share net accretive effect of the newly expanded $225 million fiscal 2014 share repurchase program. The Company’s fiscal 2014 non-GAAP earnings per share guidance includes the following assumptions:

•	Bob Evans Restaurants’ operating income reaching guidance levels through same-store sales growth driven by the remodel program, sales related to the restaurants remaining open for the first time on Thanksgiving Day, successful rollover of February 2013 sales weakness, fewer Farm Fresh Refresh closed days, new tiered value platform messaging, strong new holiday programming, and cost controls.

•	BEF Foods’ operating income reaching guidance levels through successful price increases designed to offset higher sow costs in the second half of the year; the benefit of the third quarter plant closures; and second half fiscal 2014 sow costs averaging in the $65 to $70 range.

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2013 annual report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission. In addition, the Company’s outlook for fiscal year 2014 relies on a number of important assumptions, including the following:

Consolidated company highlights

•	Net sales – approximately $1.4 billion.

•	Capital expenditures – approximately $175 to $200 million. Key items include the expansion of the Lima and Sulphur Springs plants, the acceleration of the Farm Fresh Refresh remodel program, four new Bob Evans Restaurants, the completion of the new corporate campus, and the ERP implementation project.

•	Depreciation and amortization – approximately $70 to $80 million.

•	Net interest expense – approximately $4.5 to $5.0 million, including the anticipated effect of the $225 million share repurchase program.

•	Tax Rate – approximately 30 to 31 percent range for the second half of the fiscal year.

•	Diluted weighted-average share count – approximately 26.3 to 26.6 million shares, including the effect of the $225 million share repurchase program.

Bob Evans Restaurants segment

•	Net sales: Same-store sales flat to up 1 percent for the second half of the fiscal year, driven by the expected second-half fiscal 2014 sales improvement from Farm Fresh Refresh remodels and value platforms. The Company continues to expect approximately 1,400 closed restaurant days throughout fiscal 2014, compared to 1,337 during fiscal 2013. The expected year-over-year negative impact of incremental closed restaurant days during the first half of fiscal 2014 is expected to reverse to a benefit during the second half of the fiscal year, primarily in the fourth quarter.

For the first time in recent history, the restaurants were open for Thanksgiving Day. The Company expects these incremental sales to benefit third-quarter results. Additionally, fourth quarter same-store sales should benefit relative to weak February 2013 sales. The Company also expects to open four new restaurants during fiscal 2014, of which three will utilize the Company’s new prototype design. The Company opened the first of these restaurants in May 2013, and the second, with the new prototype design, in late September. The third will open in Altoona, Pennsylvania, in December 2013. The remaining restaurant is expected to open during the fourth quarter of fiscal 2014.

•	Cost of sales: Commodity inflation of 2.0 to 3.0 percent to reflect higher year-over-year pork, gravy, sauces and soup costs.

•	Operating margins: 7.5 to 8.0 percent, with forecasted commodity costs being partially offset by increased pricing. Incorporated within this guidance is the accelerated Farm Fresh Refresh remodeling program; investments in the new workforce management initiative, and new restaurant development, which will increase preopening expenses; investments in ERP; and an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost.

BEF Foods segment

•	Net sales: Overall net sales of $380 to $400 million, up approximately 10 to 15 percent. The Company is raising prices on sausage products to reflect the higher sow costs experienced year to date. The Company expects the full effect of the pricing actions to take place in January 2014.

•	Cost of sales: The Company expects average sow costs in the range of $65 to $70 per hundredweight range for the remainder of fiscal year 2014.

•	Operating margins: 7.5 to 8.0 percent. During the second half of the fiscal year, the Company expects to benefit from the closure of the Bidwell and Springfield, Ohio, and Richardson, Texas, facilities; higher sausage prices; and a likely December 2013 end to the adverse impact of the disruptive supplier actions referenced earlier. The Company believes the plant consolidation and expansion projects will generate an annualized 2.5 percent margin point improvement by fiscal 2015 beginning in the second half of fiscal 2014.

Company to host conference call on Wednesday, December 4, 2013

The Company will host a conference call to discuss its second-quarter fiscal 2014 results at 10 a.m. (ET) on Wednesday, December 4, 2013. The dial-in number is (800) 690-3108, access code 93839960. A replay will be available at (800) 585-8367, access code 93839960.

A simultaneous webcast will be available at investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 25, 2013), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2014 – Quarter 2

Note: amounts are in thousands, except per share amounts

Second quarter (Q2), ended October 25, 2013, compared to the corresponding period a year ago:

			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	Oct 25, 2013	Oct 26, 2012 (1)	Oct 25, 2013	Oct 26, 2012	Oct 25, 2013	Oct 26, 2012
		(recast)		(recast)		(recast)
Operating income as reported
Bob Evans Restaurants	$11,912	$19,174
BEF Foods	(3,017)	4,299

Total operating income from continuing operations	8,895	23,473
Net interest expense	140	1,473

Pre-tax income from continuing operations	8,755	22,000
Income tax provision	2,502	7,450

Income from continuing operations as reported	6,253	14,550	$0.23	$0.51	$0.23	$0.51
Total operating and pre-tax loss from discontinued operations	(180)	(5,229)
Income tax benefit	(46)	(1,990)

Loss from discontinued operations as reported	(134)	(3,239)	$(0.00)	$(0.11)	$(0.00)	$(0.11)

Net income as reported	6,119	11,311	$0.23	$0.40	$0.23	$0.40
Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	1,955	1,227
Severance/Restructuring	1,348	13
Gain on sale of assets	(1,214)	(327)
Other	(422)	—
Overhead allocation to adj discontinued operations	—	554

	1,667	1,467
BEF Foods
Impairments including from Assets Held for Sale	3,000	—
Severance/Restructuring	766	3,185
Merger and Acquisition Related Costs	—	955
Gain on sale of assets	(112)	(3)
Overhead allocation to adj discontinued operations	—	184

	3,654	4,321
Discontinued operations
Severance/Restructuring	—	619
Adjustments to discontinued operations	180	—
Overhead allocation to adj discontinued operations	—	(738)

	180	(119)
Total adjustments
Impairments including from Assets Held for Sale	4,955	1,227
Severance/Restructuring	2,114	3,817
Merger and Acquisition Related Costs	—	955
Gain on Sale of Assets	(1,326)	(330)
Other	(422)	—
Adjustments to discontinued operations	180	—

	5,501	5,669
Non-GAAP operating income (loss)
Bob Evans Restaurants	13,579	20,641
BEF Foods	637	8,620

Total non-GAAP operating income from continuing operations	14,216	29,261
Total non-GAAP loss from discontinued operations	—	(5,348)

Total non-GAAP operating income	14,216	23,913

Continuing Operations
Adjustments to net interest expense	419	—

Non-GAAP net interest expense	559	1,473

Non-GAAP pre-tax income from continuing operations	13,657	27,788
Adjustments to income tax provision	1,650	1,969

Non-GAAP income tax provision	4,151	9,419
Non-GAAP income from continuing operations	9,505	18,369	$0.35	$0.65	$0.35	$0.64
Discontinued Operations
Non-GAAP pre-tax loss from disc operations	—	(5,348)
Adjustments to income tax benefit	56	(40)

Non-GAAP income tax provision (benefit)	10	(2,029)

Non-GAAP loss from discontinued operations	(10)	(3,318)	$(0.00)	$(0.12)	$(0.00)	$(0.12)

Non-GAAP net income	$9,495	$15,052	$0.35	$0.53	$0.35	$0.53

Shares Outstanding			27,086	28,398	27,184	28,536

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

			Basic EPS		Diluted EPS
	Six Months Ended		Six Months Ended		Six Months Ended
	Oct 25, 2013 (1)	Oct 26, 2012 (1)	Oct 25, 2013	Oct 26, 2012	Oct 25, 2013	Oct 26, 2012
		(recast)		(recast)		(recast)
Operating income as reported
Bob Evans Restaurants	$18,394	$36,452
BEF Foods	2,500	12,149

Total operating income from continuing operations	20,894	48,601
Net interest (income) expense	(16)	3,529

Pre-tax income from continuing operations	20,910	45,072
Income tax provision	6,281	15,299

Income from continuing operations as reported	14,629	29,773	$0.54	$1.05	$0.53	$1.05
Total operating and pre-tax loss from discontinued operations	(180)	(5,559)
Income tax benefit	(46)	(2,206)

Loss from discontinued operations as reported	(134)	(3,353)	$(0.00)	$(0.12)	$(0.00)	$(0.12)

Net income as reported	14,495	26,420	$0.53	$0.93	$0.53	$0.93
Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	11,743	1,227
Severance/Restructuring	760	797
Merger and Acquisition Related Costs	5	—
Gain on sale of assets	(1,300)	(197)
Other	(20)	—
Overhead allocation to adj discontinued operations	—	1,006

Total Bob Evans Restaurants adjustments	11,188	2,833
BEF Foods
Impairments including from Assets Held for Sale	3,000	—
Severance/Restructuring	1,767	3,945
Merger and Acquisition Related Costs	23	1,399
Loss (gain) on sale of assets	52	(5)
Overhead allocation to adj discontinued operations	—	334

	4,842	5,673
Discontinued operations
Severance	—	619
Adjustments to discontinued operations	180	—
Overhead allocation to adj discontinued operations	—	(1,340)

	180	(721)
Total adjustments
Impairments including from Assets Held for Sale	14,743	1,227
Severance/Restructuring	2,527	5,361
Merger and Acquisition Related Costs	28	1,399
Gain on Sale of Assets	(1,248)	(202)
Other	(20)	—
Adjustments to discontinued operations	180	—

	16,210	7,785
Non-GAAP operating income (loss)
Bob Evans Restaurants	29,582	39,285
BEF Foods	7,342	17,822

Total non-GAAP operating income from continuing operations	36,924	57,107
Total non-GAAP loss from discontinued operations	—	(6,280)

Total non-GAAP operating income	36,924	50,828

Continuing Operations
Adjustments to net interest expense	1,081	—

Non-GAAP net interest expense	1,065	3,529

Non-GAAP pre-tax income from continuing operations	35,859	53,579
Adjustments to income tax provision	4,865	2,891

Non-GAAP income tax provision	11,146	18,190
Non-GAAP income from continuing operations	24,713	35,389	$0.91	$1.25	$0.90	$1.24
Discontinued Operations
Non-GAAP pre-tax loss from disc operations	—	(6,280)
Adjustments to income tax benefit	56	(245)

Non-GAAP income tax provision (benefit)	10	(2,451)

Non-GAAP loss from discontinued operations	(10)	(3,829)	$(0.00)	$(0.14)	$(0.00)	$(0.13)

Non-GAAP net income	$24,704	$31,560	$0.91	$1.11	$0.90	$1.11

Shares Outstanding			27,287	28,307	27,402	28,449

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	Consolidated (Includes Discontinued Ops)				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	Oct 25, 2013	% of Sales	Oct 26, 2012 (1)	% of Sales	Oct 25, 2013	% of Sales	Oct 26, 2012 (1)	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$332,600		$410,877		$240,500		$246,302
Cost of sales	111,071	33.4%	119,292	29.0%	58,039	24.1%	58,625	23.8%
Operating wages	100,652	30.3%	133,606	32.5%	90,639	37.7%	92,079	37.4%
Other operating	52,028	15.6%	72,171	17.6%	43,895	18.3%	44,562	18.1%
SG&A	38,083	11.5%	45,539	11.1%	20,526	8.5%	18,805	7.6%
Depr & amort	18,281	5.5%	22,025	5.4%	14,716	6.1%	13,057	5.3%
Impairment of assets held for sale	3,771	1.1%	—	0.0%	771	0.3%	—	0.0%

Total as Reported	8,715	2.6%	18,244	4.4%	11,912	5.0%	19,174	7.8%
Net sales	—		—		—		—
Operating wages	458		—		453		—
Other operating	(33)		—		—		—
SG&A	(2,155)		(5,670)		(1,349)		(1,467)
Impairment of assets held for sale	(3,771)		—		(771)		—

Non-GAAP operating income	5,501		5,669		1,666		1,467
Net sales	332,600		410,877		240,500		246,302
Cost of sales	111,071	33.4%	119,292	29.0%	58,039	24.1%	58,625	23.8%
Operating wages	101,109	30.4%	133,606	32.5%	91,093	37.9%	92,079	37.4%
Other operating	51,994	15.6%	72,170	17.6%	43,895	18.3%	44,562	18.1%
SG&A	35,929	10.8%	39,869	9.7%	19,177	8.0%	17,339	7.0%
Depr & amort	18,281	5.5%	22,025	5.4%	14,716	6.1%	13,057	5.3%

Total non-GAAP operating income	14,216	4.3%	23,914	5.8%	13,578	5.6%	20,641	8.4%

	Consolidated (Continuing Operations)
	Three Months Ended
	Oct 25, 2013	% of Sales	Oct 26, 2012 (1)	% of Sales
Non-GAAP operating income
Net sales	$332,600		$329,555
Cost of sales	111,071	33.4%	98,064	29.8%
Operating wages	101,109	30.4%	101,470	30.8%
Other operating	51,994	15.6%	51,372	15.6%
SG&A	35,929	10.8%	33,075	10.0%
Depr & amort	18,281	5.5%	16,312	4.9%

Total non-GAAP operating income	14,216	4.3%	29,261	8.9%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	BEF Foods				Discontinued Operations
	Three Months Ended				Three Months Ended
	Oct 25, 2013	% of Sales	Oct 26, 2012 (1)	% of Sales	Oct 25, 2013	% of Sales	Oct 26, 2012 (1)	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$92,100		$83,253		$—		$81,322
Cost of sales	53,032	57.6%	39,440	47.4%	—	0.0%	21,228	26.1%
Operating wages	10,017	10.9%	9,392	11.3%	(4)	0.0%	32,136	39.5%
Other operating	8,099	8.8%	6,810	8.2%	34	0.0%	20,799	25.6%
SG&A	17,404	18.9%	20,057	24.1%	150	0.0%	6,675	8.2%
Depr & amort	3,565	3.9%	3,255	3.9%	—	0.0%	5,713	7.0%
Impairment of assets held for sale	3,000	3.3%	—	0.0%	—	0.0%	—	0.0%

Total as Reported	(3,017)	-3.3%	4,299	5.2%	(180)	0.0%	(5,229)	-6.4%
Adjustments
Operating wages	—		—		4		—
Other operating	—		—		(34)		—
SG&A	(654)		(4,321)		(150)		119
Impairment of assets held for sale	(3,000)		—		—		—

	3,654		4,321		180		(119)
Non-GAAP operating income
Net sales	92,100		83,253		—		81,322
Cost of sales	53,032	57.6%	39,440	47.4%	—	0.0%	21,228	26.1%
Operating wages	10,017	10.9%	9,392	11.3%	—	0.0%	32,136	39.5%
Other operating	8,099	8.8%	6,810	8.2%	—	0.0%	20,799	25.6%
SG&A	16,751	18.2%	15,736	18.9%	(0)	0.0%	6,794	8.4%
Depr & amort	3,565	3.9%	3,255	3.9%	—	0.0%	5,713	7.0%

Total non-GAAP operating income	637	0.7%	8,620	10.4%	(0)	—	(5,348)	-6.6%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	Consolidated (Includes Discontinued Ops)				Bob Evans Restaurants
	Six Months Ended				Six Months Ended
	October 25, 2013 (1)	% of Sales	October 26, 2012 (1)	% of Sales	October 25, 2013 (1)	% of Sales	October 26, 2012 (1)	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$662,049		$820,592		$485,051		$494,268
Cost of sales	215,576	32.6%	240,076	29.3%	118,556	24.4%	118,101	23.9%
Operating wages	202,364	30.6%	267,217	32.6%	182,726	37.7%	185,996	37.6%
Other operating	103,010	15.6%	143,192	17.4%	87,344	18.0%	90,019	18.2%
SG&A	72,493	10.9%	83,975	10.2%	39,744	8.2%	37,700	7.6%
Depr & amort	35,511	5.4%	43,089	5.3%	28,907	6.0%	26,000	5.3%
Impairment of assets held for sale	12,380	1.9%	—	0.0%	9,380	1.9%	—	0.0%

Total as Reported	20,714	3.1%	43,043	5.2%	18,394	3.8%	36,452	7.4%
Adjustments
Net sales	(0)		(0)		—		—
Operating wages	457		—		453		—
Other operating	74		—		—		(0)
SG&A	(4,413)		(7,785)		(2,312)		(2,833)
Depr & amort	51		—		51		—
Impairment of assets held for sale	(12,380)		—		(9,380)		—

Non-GAAP operating income	16,210		7,785		11,188		2,833
Net sales	662,049		820,592		485,051		494,268
Cost of sales	215,576	32.6%	240,076	29.3%	118,556	24.4%	118,101	23.9%
Operating wages	202,821	30.6%	267,217	32.6%	183,179	37.8%	185,996	37.6%
Other operating	103,084	15.6%	143,192	17.4%	87,344	18.0%	90,019	18.2%
SG&A	68,081	10.3%	76,189	9.3%	37,432	7.7%	34,867	7.1%
Depr & amort	35,562	5.4%	43,089	5.3%	28,958	6.0%	26,000	5.3%

Total non-GAAP operating income	36,924	5.6%	50,828	6.2%	29,582	6.1%	39,285	7.9%

	Consolidated (Continuing Operations)
	Six Months Ended
	October 25, 2013 (1)	% of Sales	October 26, 2012 (1)	% of Sales
Non-GAAP operating income
Net sales	$662,049		$652,996
Cost of sales	215,576	32.6%	195,818	30.0%
Operating wages	202,821	30.6%	202,798	31.1%
Other operating	103,084	15.6%	102,650	15.7%
SG&A	68,083	10.3%	63,003	9.6%
Depr & amort	35,562	5.4%	31,620	4.8%

Total non-GAAP operating income	36,924	5.6%	57,107	8.7%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	BEF Foods				Discontinued Operations
	Six Months Ended				Six Months Ended
	October 25, 2013 (1)	% of Sales	October 26, 2012 (1)	% of Sales	October 25, 2013 (1)	% of Sales	October 26, 2012 (1)	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$176,998		$158,728		$—		$167,597
Cost of sales	97,020	54.8%	77,717	49.0%	—	0.0%	44,258	26.4%
Operating wages	19,642	11.1%	16,802	10.6%	(3)	0.0%	64,419	38.4%
Other operating	15,633	8.8%	12,630	8.0%	33	0.0%	40,542	24.2%
SG&A	32,600	18.4%	33,809	21.3%	150	0.0%	12,467	7.4%
Depr & amort	6,604	3.7%	5,619	3.5%	—	0.0%	11,470	6.8%
Impairment of assets held for sale	3,000	1.7%	—	0.0%	—	0.0%	—	0.0%

Total as Reported	2,500	1.4%	12,150	7.7%	(180)	0.0%	(5,558)	-3.3%
Adjustments
Operating wages	—		—		3		—
Other operating	107		—		(33)		—
SG&A	(1,947)		(5,673)		(150)		720
Impairment of assets held for sale	(3,000)		—		—		—

Non-GAAP operating income	4,842		5,673		180		(720)
Net sales	176,998		158,728		—		167,597
Cost of sales	97,020	54.8%	77,717	49.0%	—		44,258	26.4%
Operating wages	19,642	11.1%	16,802	10.6%	—		64,419	38.4%
Other operating	15,740	8.9%	12,631	8.0%	—		40,542	24.2%
SG&A	30,651	17.3%	28,136	17.7%	—		13,186	7.9%
Depr & amort	6,604	3.7%	5,619	3.5%	—		11,470	6.8%

Total non-GAAP operating income	7,342	4.1%	17,822	11.2%	—		(6,279)	-3.7%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	Consolidated Results
	Three Months Ended
	October 25, 2013	% of sales	October 26, 2012(1)	% of sales
			(recast)	(recast)
Net sales	$332,600		$329,555
Cost of sales	111,071	33.4%	98,064	29.8%
Operating wages	100,656	30.3%	101,470	30.8%
Other operating	51,993	15.6%	51,372	15.6%
S,G&A	37,933	11.4%	38,865	11.8%
Depreciation and amortization	18,281	5.5%	16,311	4.9%
Impairment of assets held for sale	3,771	1.1%	—	0.0%

Operating income from continuing operations	8,895	2.7%	23,473	7.1%
Net interest expense	140	0.0%	1,473	0.4%

Pre-tax income from continuing operations	8,755	2.6%	22,000	6.7%
Provision for income taxes	2,502	0.8%	7,450	2.3%

Income from continuing operations	6,253	1.9%	14,550	4.4%
Loss from discontinued operations, net of tax	(134)	0.0%	(3,239)	-1.0%

Net Income	$6,119	1.8%	$11,311	3.4%
EPS - income from continuing operations:
Basic	$0.23		$0.51
Diluted	$0.23		$0.51
EPS - loss from discontinued operations:
Basic	$—		$(0.11)
Diluted	$—		$(0.11)
EPS - net income:
Basic	$0.23		$0.40
Diluted	$0.23		$0.40
Dividends paid per share:	$0.310		$0.280
Weighted average shares outstanding:
Basic	27,086		28,398
Dilutive stock options	98		138

Diluted	27,184		28,536
Shares outstanding at quarter end:	26,472		28,100

Income taxes related to continuing operations, as a percentage of pre-tax income, were 28.6% vs. 33.9%.

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		BEF Foods
	October 25, 2013	October 26, 2012(1)	October 25, 2013	October 26, 2012(1)
		(recast)		(recast)
Net sales	$240,500	$246,302	$92,100	$83,253
Cost of sales	24.1%	23.8%	57.6%	47.4%
Operating wages	37.7%	37.4%	10.9%	11.3%
Other operating	18.3%	18.1%	8.8%	8.2%
S,G&A	8.5%	7.6%	18.9%	24.1%
Depreciation and amortization	6.1%	5.3%	3.9%	3.9%
Impairment of assets held for sale	0.3%	0.0%	3.3%	0.0%

Operating income	5.0%	7.8%	-3.3%	5.2%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

	Consolidated Results
	Six Months Ended
	October 25, 2013 (1)	% of sales	October 26, 2012(1)	% of sales
			(recast)	(recast)
Net sales	$662,049		$652,996
Cost of sales	215,576	32.6%	195,818	30.0%
Operating wages	202,368	30.6%	202,797	31.1%
Other operating	102,976	15.6%	102,650	15.7%
S,G&A	72,344	10.9%	71,510	11.0%
Depreciation and amortization	35,511	5.4%	31,620	4.8%
Impairment of assets held for sale	12,380	1.9%	—	0.0%

Operating income from continuing operations	20,894	3.2%	48,601	7.4%
Net interest (income) expense	(16)	0.0%	3,529	0.5%

Pre-tax income from continuing operations	20,910	3.2%	45,072	6.9%
Provision for income taxes	6,281	0.9%	15,299	2.3%

Income from continuing operations	14,629	2.2%	29,773	4.6%
Loss from discontinued operations, net of tax	(134)	0.0%	(3,353)	-0.5%

Net Income	$14,495	2.2%	$26,420	4.0%
EPS - income from continuing operations
Basic	$0.54		$1.05
Diluted	$0.53		$1.05
EPS - loss from discontinued operations
Basic	$—		$(0.12)
Diluted	$—		$(0.12)
EPS - net income
Basic	$0.53		$0.93
Diluted	$0.53		$0.93
Dividends paid per share:	$0.585		$0.530
Weighted average shares outstanding:
Basic	27,287		28,307
Dilutive stock options	115		142

Diluted	27,402		28,449
Shares outstanding at quarter end:	26,472		28,100

Income taxes related to continuing operations, as a percentage of pre-tax income, were 30.0% vs. 33.9%.

	Segment Results
	Six Months Ended
	Bob Evans Restaurants		BEF Foods
	October 25, 2013(1)	October 26, 2012(1)	October 25, 2013(1)	October 26, 2012(1)
		(recast)		(recast)
Net sales	$485,051	$494,268	$176,998	$158,728
Cost of sales	24.4%	23.9%	54.8%	49.0%
Operating wages	37.7%	37.6%	11.1%	10.6%
Other operating	18.0%	18.2%	8.8%	8.0%
S,G&A	8.2%	7.6%	18.4%	21.3%
Depreciation and amortization	6.0%	5.3%	3.7%	3.5%
Impairment of assets held for sale	1.9%	0.0%	1.7%	0.0%

Operating income	3.8%	7.4%	1.4%	7.7%

(1)	During the second quarter, the Company adjusted prior period balances related to accounting for property plant and equipment. The Company also adjusted prior period balances related to federal and state income tax receivables and deferred income taxes. The impact of these adjustments was not material in any of the prior years; however, the cumulative effect would have been material to the current year. The Company also adjusted the impact of an error on the provision for income taxes of $777,000 to our Quarterly Report on form 10Q dated July 26, 2013 that was material to that quarter but is not expected to be material to our fiscal year ending April 25, 2014 consolidated statements of operations.

Bob Evans Restaurants openings and closings, by quarter:

Future quarters represent estimates for fiscal year 2014.

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2014	560	1	1	1	1	4	1	563
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569

Rebuilt Bob Evans Restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2014	—	—	—	—	—
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2

Full realization of Bob Evans Restaurant remodel benefits:

	Fiscal Year
	2012	2013	2014 Est.
Assumptions:
Remodel openings	87	195	228
Total days closed for remodels	653	1,337	1,435
Financial impact:
Closed day sales	$2,701	$6,331	$5,350
Pre-opening expense and repair and maintenance	$1,690	$3,624	$3,936

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

Future quarters represent estimates for fiscal year 2014.

2014	Q1	Q2	Q3	Q4	Total
Lansing	12	2	—	—	14
Tampa	10	8	—	—	18
Buffalo/Erie	10	2	—	—	12
Cleveland	5	—	—	—	5
Orlando	5	9	—	—	14
South Bend	5	2	—	—	7
Chicago	4	8	4	—	16
FT Myers	6	3	—	2	11
Baltimore/DC	—	14	11	18	43
Philadelphia	—	6	6	9	21
St Louis	—	7	7	—	14
Kansas City	—	5	3	—	8
Charleston	—	—	6	22	28
Charlotte	—	—	2	6	8
Richmond	—	—	—	5	5
Pittsburgh	3	—	—	—	3
Nashville	—	—	—	1	1

Total	60	66	39	63	228
Pre-opening and repair and maintenance expense	$1,176	$1,050	$660	$1,050	$3,936
Incremental administrative expense (est)	$265	$270	$220	$240	$995
Total days closed for remodels	438	411	245	341	1,435

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	—	8
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	20	26
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	40	74	195
Pre-opening and repair and maintenance expense	$570	$828	$819	$1,407	$3,624
Incremental administrative expense (est)	$141	153	$146	$194	$634
Total days closed for remodels	254	290	258	535	1,337

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total restaurants	2	31	15	39	87
Pre-opening and repair and maintenance expense	$36	$508	$400	$746	$1,690
Incremental administrative expense (est)	$7	$108	$52	$136	$303
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total restaurants	—	2	10	19	31
Pre-opening and repair and maintenance expense	$—	$80	$263	$245	$588
Incremental administrative expense (est)	$	$9	$43	$82	$134
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Total restaurants	—	—	—	1	1
Pre-Opening Expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Bob Evans Restaurants same-store sales analysis (18-month core; 554 restaurants):

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)
June	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)
July	(1.0)	3.8	(4.8)	2.3	0.9	1.4	(1.8)	2.0	(3.8)

Q1	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)
August	(0.7)	4.2	(4.9)	1.5	0.9	0.6	(2.6)	2.0	(4.6)
September	(2.0)	3.8	(5.8)	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)
October	(2.9)	2.2	(5.0)	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)

Q2	(1.9)	3.3	(5.2)	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)
November	—	—	—	2.1	2.8	(0.7)	0.1	1.9	(1.8)
December	—	—	—	(0.5)	2.7	(3.2)	2.4	2.2	0.2
January	—	—	—	3.1	2.7	0.4	2.3	2.0	0.3

Q3	—	—	—	1.6	2.8	(1.2)	1.6	2.0	(0.4)
February	—	—	—	(4.0)	3.1	(7.1)	2.2	1.7	0.5
March	—	—	—	3.6	3.5	0.1	(2.0)	1.7	(3.7)
April	—	—	—	1.7	3.4	(1.7)	(1.5)	1.8	(3.3)

Q4	—	—	—	0.5	3.4	(2.8)	(0.6)	1.7	(2.3)
Fiscal year	(1.3)	3.3	(4.5)	1.0	2.4	(1.4)	(0.6)	1.7	(2.3)

•	Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($) – FY13	$1,741,000
Q2 FY 2014 day part mix (%):
Breakfast	33%
Lunch	37%
Dinner	30%
Q2 FY 2014 dine-in check average per guest ($):
Breakfast	$8.82
Lunch	9.33
Dinner	9.42

Q2 FY 2014 dine-in check average per guest ($)	$9.18
Q2 FY 2014 dine-in check average per ticket ($)	$17.98
Q2 FY 2014 carry-out check average per ticket ($)	$14.54

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	$63.24	$77.33	$		$$70.79
2013	$54.19	$43.22	$58.72	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	13.0%	0.2%			6.0%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%

Total pounds sold, by category:

Fiscal Year 2014:

Category	Q1	Q2	Q3	Q4
Sausage	22.3%	23.5%
Sides	39.4%	40.2%
Frozen	5.0%	5.1%
Food Service	29.7%	27.5%
Other	3.6%	3.7%

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%	22.0%
Sides	39.5%	37.8%	39.7%	38.7%
Frozen	5.7%	5.3%	4.2%	5.5%
Food Service	26.9%	30.0%	28.0%	30.5%
Other	3.7%	2.7%	2.6%	3.4%

Net sales review (dollars in thousands):

	Q2 2014	YTD 2014	Q2 2013	YTD 2013
Gross sales	$104,244	$199,498	$97,239	$180,155
Less: promotions	(11,617)	(21,278)	(12,101)	(19,060)
Less: returns and slotting	(527)	(1,222)	(1,885)	(2,367)

Net sales	$92,100	$176,998	$83,253	$158,728